Exhibit 10.5

PARKVALE SAVINGS BANK
AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PREAMBLE

Effective as of December 20, 2007, the Parkvale Savings Bank (the “Bank”) Executive Deferred Compensation Plan (the “Prior Plan”) was amended and restated in its entirety.  The effective date of the Prior Plan was July 1, 1994, which was subsequently amended and restated effective as of January 1, 1998.  The amended and restated plan shall be known as the Parkvale Savings Bank Amended and Restated Executive Deferred Compensation Plan (the “Plan”) and shall in all respects be subject to the provisions set forth herein.  The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees.

This Plan amends and restates the Prior Plan in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the final regulations issued by the Internal Revenue Service in April 2007, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The provisions of the Plan shall be construed to effectuate such intentions.

The Bank has herein restated the Plan with the intention that the Plan shall at all times be characterized as a “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The provisions of the Plan shall be construed to effectuate such intentions.

ARTICLE II
DEFINITIONS AND USAGE

Section 2.1. Administrator. The committee appointed to administer the Plan by the Board.

Section 2.2. Board.  The Board of Directors of the Employer.

Section 2.3. Change in Control. “Change in Control” shall mean a change in the ownership of Parkvale Financial Corporation (the “Company”) or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

Section 2.4. Compensation. The term Compensation means all of each Participant’s Compensation as defined in Section 415(c)(3) of the Code and Treasury Regulations Sections 1.415-2(d)(2) and (3) (and any successor regulation). Notwithstanding the above, Compensation shall include any amount which is contributed by the Employer pursuant to a salary reduction agreement and which is not includible in the gross income of the Employee under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code. Notwithstanding the above, for purposes other than allocations pursuant to provisions providing for permitted disparity and/or Top-Heavy allocations, Compensation shall be determined by excluding the following:

•            Fringe benefits (cash and non-cash)
•            Reimbursements, or other expense allowances
•            Moving expenses

Compensation shall include only that Compensation which is actually paid to the Participant during the determination period. Except as provided elsewhere in this Plan, the determination period shall be the Plan Year.

Section 2.5 Deferral Account.  The term Deferral Account shall mean the account established for each Participant pursuant to Article IV of this Plan.

Section 2.6 Deferral Benefits.  The term Deferral Benefits shall have the meaning set forth in Section 5.1 of this Plan.

Section 2.7 Deferral Contribution.  The term Deferral Contribution shall have the meaning set forth in Section 4.2 of this Plan.

            Section 2.8  Effective Date. The effective date of this Plan is December 20, 2007, which was originally effective as of July 1, 1994 and was subsequently amended and restated effective as of January 1, 1998.

Section 2.9 Employee.  The term Employee shall have the meaning set forth in the Retirement Plan.

Section 2.10. Employer. The term Employer shall have the meaning set forth in the Retirement Plan.

Section 2.11. Entry Date. The term Entry Date means the first day of January next following the date the Employee meets the eligibility requirements of Section 3.1, provided said Employee is still employed as of such date.

Section 2.12. Insolvent. The Employer shall be considered “Insolvent” for purposes of this Plan if (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

Section 2.13. Participant. An Employee that satisfies the requirements provided in Section 3.1 of this Plan.

Section 2.14. Payment Date. The date on which the benefits accrued under this Plan are payable to a particular Participant.

Section 2.15 Payment Election Form.  The term Payment Election Form shall have the meaning set forth in Section 5.1 of this Plan.

Section 2.16 Payment Events.  The term Payment Events shall have the meaning set forth in Section 5.1 of this Plan.

        Section 2.17. Plan Year. Plan Year means the Plan’s accounting year of twelve (12) months commencing January 1st of each year and ending the following December 31st.

        Section 2.18. Retirement Plan. The Parkvale 401(k) Plan, which is a qualified retirement plan under Sections 401(a) and 401(k) of the Code, maintained by the Bank.

        Section 2.19. Select Group of Management.  Senior Vice Presidents and above who the Administrator determines to be part of the select group of management or highly compensated Employees of the Employer, as determined under Department of Labor rules and regulations.

Section 2.20.  Separation from Service.  “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank for any reason other than death or Total and Permanent Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

Section 2.21. Total and Permanent Disability. “Total and Permanent Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer (or would have received such benefits if the Participant was eligible to participate in such plan).  The determination of the Board as to Total and Permanent Disability shall be binding on a Participant.

Section 2.22. Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural, and vice versa.

ARTICLE III
ELIGIBILITY

Section 3.1. Eligibility. An Employee will be eligible to participate in this Plan in accordance with Article IV, if the Employee is part of a Select Group of Management and is authorized by the Administrator to participate in the Plan.

Section 3.2. Effective Date of Participation. Employees are eligible to enter the Plan on the next Entry Date following the date on which the Employee has met the eligibility requirements set forth in Section 3.1 of this Plan.

ARTICLE IV
BENEFIT ACCOUNT

Section 4.1. Establishment of Participant’s Account. The Administrator shall establish and maintain a Deferral Account as a bookkeeping entry in the name of each Participant to which the Administrator shall credit all amounts allocated to each such Participant as set forth herein.

Section 4.2. Participant Deferral Contributions. Each Plan Year, each Participant may authorize the Employer to reduce his Compensation by any specific amount or percentage as specified in a deferral election form in effect for that year (in lieu of receiving cash compensation), and to have such amount credited to the Participant’s account as a Participant deferral contribution (the “Deferral Contribution”). A deferral election form must be provided to the Administrator no later than the December 31st of the year preceding the year in which the form will be in effect.  Each Participant has the option of changing or ceasing his Deferral Contribution, effective the first day of the next Plan Year. An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for subsequent Plan Years until changed by the Participant. Written notification of any such change must be given by the Participant to the Administrator at least 30 days prior to the next Plan Year affected by the modification.

Section 4.3. Employer Discretionary and Matching Contributions. Each Plan Year, the Employer, at its discretion as determined by the Board, may credit to the account of all Participants an additional amount. The additional amount so contributed shall be allocated to each Participant’s account in the same proportion that each such Participant’s Compensation for such Plan Year bears to the total Compensation paid to all Participants for such year. The Employer shall also match 50% of the Deferral Contribution on the first 6% of salary deferred, less amounts deferred and matched under the Retirement Plan.

Section 4.4. Unforeseeable Emergency.  Notwithstanding anything in the Plan to the contrary, in the event that, upon written petition of the Participant, the Administrator determines, in its sole discretion, that the Participant has suffered an unforeseeable emergency, the Bank may thereupon pay to the Participant, within 60 days following such determination, such amount as it deems necessary to meet the unforeseeable emergency.  A distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be (1) relieved through reimbursement or compensation from insurance or otherwise or (2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.  A payment under this Section 4.4 of the Plan may not be in excess of the value of a Participant’s account if the Participant had a Separation from Service on the date of such determination of unforeseeable emergency by the Administrator.  Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  For purposes of the Plan, an unforeseeable emergency is a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The decision of the Administrator as to whether or not to permit a distribution based upon an unforeseeable emergency shall be final and binding.

Section 4.5. Valuation of Account. The value of each Participant’s Deferral Account as from time to time determined (but determined at least once annually) shall be the fair market value, based on an accrual basis of accounting, of the balance of the Participant’s account as determined under Article IV of this Plan. The return on investment of each account balance in the plan will be based upon historical rates of return for the Retirement Plan for that Plan Year.

ARTICLE V
PAYMENT OF BENEFITS

Section 5.1. Amount of Benefits Payable. The value of each Participant’s account, as determined under Article IV of this Plan on the Payment Date, shall determine and constitute the basis for the value of the benefits payable to each Participant under this Plan (the “Deferral Benefits”).  The Deferral Benefits shall be payable upon any of the following events indicated on the form used by the Participant to select his or her payment events (the “Payment Election Form”) or, if more than one event is selected, upon the first to occur of the events selected:  (a) death, (b) Total and Permanent Disability, (c) a Separation from Service for reasons other than death or Total and Permanent Disability, (d) a Change in Control, (e) a specified date that is subsequent to the Participant’s 55th birthday, or (f) an unforeseeable emergency as set forth in Section 4.4 above (collectively, the “Payment Events”).  The Deferral Benefits shall be distributed as set forth in Article V of this Plan.

Section 5.2. Form of Benefit Payments. The form of benefit payment may be in a single lump sum payment or in annual installment payments not in excess of ten years, as specified on a Participant’s Payment Election Form.

Section 5.3.  Payment Dates.  If the Deferral Benefits are to be paid in a single lump sum payment, the lump sum shall be paid as follows:  (i) in the event of death or Total and Permanent Disability, within 60 days after the Administrator has received notification of the Participant’s death or Total and Permanent Disability, (ii) in the event of a Separation from Service for reasons other than death or Total and Permanent Disability, on the first day of the month following the lapse of six months after the date of the Separation from Service, or (iii) in the event of a Change in Control, in a single lump sum payment within ten business days following the Change in Control.  If the Deferral Benefits are to paid in annual installments, then the first annual installment shall be paid as follows:  (A) in the event of death or Total and Permanent Disability, within 60 days after the Administrator has received notification of the Participant’s death or Total and Permanent Disability, (B) in the event of a Separation from Service for reasons other than death or Total and Permanent Disability, on the first day of the month following the lapse of six months after the date of the Separation from Service, or (C) in the event of a Change in Control, within ten business days following the Change in Control.  All subsequent annual installments shall be paid on the annual anniversary date of the first installment, commencing with the year following the year in which the first annual installment was paid.  Payments as of a specified date or dates shall be made on the dates selected on a Participant’s Payment Election Form, and payments resulting from an unforeseeable emergency shall be made in accordance with Section 4.4.

Section 5.4.   Amount of Each Annual Installment.  The dollar amount of each annual installment paid to a Participant or his or her beneficiaries shall be determined by multiplying the value of the Participant’s Deferral Account as of the business day immediately preceding such Payment Date by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her beneficiaries, including the installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Deferral Account, the second annual installment shall be 1/9th of the then remaining Deferral Account, and so on.

Section 5.5.   Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 5.6 or 5.7 below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be as follows:  (i) in the event of a Separation from Service, a single lump sum payment as of the first day of the month following the lapse of six months after the date of the Separation from Service, and (ii) in the event of death or Total and Permanent Disability, a single lump sum payment as set forth in Section 5.3 of the Plan.

Section 5.6.  Transitional Elections Prior to 2009.  On or before December 31, 2008, if a Participant wishes to change his payment election as to either the time or form of payment or both, the Participant may do so by completing a Payment Election Form approved by the Administrator, provided that any such election (i) must be made prior to the Participant’s Separation from Service, death or Total and Permanent Disability, (ii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Administrator, (iii) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

Section 5.7.  Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Participant wishes to change his or her payment election as to either the time or form of payment or both, the Participant may do so by completing a Payment Election Form approved by the Administrator, provided that any such election (i) must be made prior to the Participant’s Separation from Service, death or Total and Permanent Disability, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Administrator, and (iv) for payments to be made other than upon death or Total and Permanent Disability, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all installment payments under this Plan shall be treated as a single payment.

Section 5.8. Vesting.  Each Participant shall at all times be 100% vested as to the balance of his or her Deferral Account.

ARTICLE VI
DEATH BENEFIT

Section 6.1. Death Benefit.  Upon the death of a Participant prior to a Separation from Service, the beneficiary of the deceased Participant shall be paid a benefit amount equal to 100% of the Participant’s Deferral Account.  Payment of death benefits shall be in a single lump sum payment and shall be paid within 60 days after the Administrator has received notification of a Participant’s death, unless the Participant otherwise elects pursuant to Article V hereof.

Section 6.2. Designation of Beneficiary. A Participant may, by written instrument delivered to the Administrator during his lifetime, designate primary and contingent beneficiaries to receive any benefit payments which may be payable hereunder following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. The Participant may change such designations from time to time, and the last written designation filed with the Administrator prior to the Participant’s death shall control. If a Participant fails to specifically designate a beneficiary or, if no designated beneficiary survives the Participant, payment shall be made to the beneficiary as determined under the Retirement Plan.

ARTICLE VII
ADMINISTRATION

Section 7.1. Duties of the Administrator. The Administrator shall oversee the Plan in accordance with its terms and purposes. The Administrator shall have complete authority to interpret and administer this Plan in accordance with its terms.

Section 7.2. Finality of Decisions. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons.

Section 7.3. Indemnification of the Administrator. The Administrator shall not be subject to individual liability with respect to this Plan. The Bank agrees to indemnify and to defend to the fullest extent permitted by law any officer or Employee who serves as Administrator (including any such individual who formerly served as Administrator) against all liabilities, damages, costs, and expenses (including attorneys’ fees and amounts paid in the settlement of any claims approved by the Bank) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE VIII
AMENDMENT AND TERMINATION OF THE PLAN

Section 8.1. Amendment. The Board may at any time and from time to time amend, suspend or terminate this Plan; provided, however, that no amendment, suspension or termination may impair the rights of a Participant (or, in the case of a Participant’s death, his beneficiary or estate) to receive payment of amounts credited to such Participant’s Deferral Account prior to the effective date of such amendment, suspension or termination.  Notwithstanding anything in the Plan to the contrary, the Board may amend in good faith any terms of the Plan, including retroactively, in order to comply with Section 409A of the Code.

Section 8.2 Termination. Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the Payment Events specified herein, except as provided in this Section 8.2.  The Bank may, in its discretion, elect to terminate the Plan in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Participant’s Deferral Account in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated within the 30 days preceding a Change in Control and (1) all arrangements sponsored by the Company and/or the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c)(2) are terminated, and (2) each Participant and all participants under the other aggregated arrangements receive all of their benefits under the terminated arrangements within 12 months of the date the Company and the Bank irrevocably take all necessary action to terminate the Plan and the other aggregated arrangements;

(ii)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and/or the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated, (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Plan; or

(iii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in such Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE IX
CLAIMS PROCEDURE

Section 9.1. Claims Procedure.

(a) A claim for benefits under the Plan shall be filed on an application form supplied by the Administrator. Written notice of the disposition of the claim shall be furnished to the claimant within 90 days after an application form is received by the Administrator, unless special circumstances (as determined by the Administrator) require an extension for processing the claim. If such an extension is required, the Administrator shall render a decision as soon as possible subsequent to the 90-day period, but such decision shall not be rendered later than 180 days after the application form is received by the Administrator. Written notice of such extension shall be furnished to the claimant prior to the commencement of the extension and indicate the special circumstances requiring such extension and the date by which the Administrator expects to render the decision on the claim. In the event the claim is denied, the Administrator shall set forth in writing the reasons for the denial and shall cite pertinent provisions of the Plan upon which the decision is based. In addition, the Administrator shall provide a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such information is necessary, and appropriate information as to the steps to be taken if the Participant or beneficiary wishes to submit such claim for review as provided in (b) below.

(b) A Participant or beneficiary whose claim described in subsection (a) above has been denied in whole or in part shall be entitled to the following rights if exercised within 60 days after written denial of a claim is received:

(1) to request a review of the claim upon written application to the Administrator;

(2) to review documents associated with the claim; and

(3) to submit issues and comments in writing to the Administrator.

(c) If a Participant or a beneficiary requests a review of the claim under subsection (b) above, the Administrator shall conduct a full review (including a formal hearing if desired) of such request, and a decision on such request shall be made within 60 days after the Administrator has received the written request for review from the Participant or the beneficiary. Special circumstances (such as a need for full hearing on request) can allow the Administrator to extend the decision on such request, but the decision shall be rendered no later than 120 days after receipt of the request for review. Written notice of such an extension shall be furnished to the Participant or the beneficiary prior to the commencement of the extension. The decision of the Administrator on review shall be set forth in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

ARTICLE X
MISCELLANEOUS

Section 10.1. No Employment Rights. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and an Employee, or as a right of any Employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause.

Section 10.2. Assignment. The benefits payable to Participants under this Plan may not be assigned or alienated by the Participants. The same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary.

Section 10.3. Law Applicable. This Plan shall be governed by the laws of the State of Pennsylvania, other than its laws respecting choice of law, to the extent not preempted by the provisions of ERISA.

Section 10.4. Receipt and Release. Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Bank, the Administrator, and the Plan.

Section 10.5. No Funding. The Plan constitutes a mere promise by the Bank to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status of general unsecured creditors of the Bank. Nothing in the Plan will be construed to give any Employee, or any other person, rights to any specific assets of the Bank or of any other person.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed by its duly authorized officers effective as of December 20, 2007.

PARKVALE SAVINGS BANK
Attest:

/s/ Deborah M. Cardillo	By:	/s/ Robert J. McCarthy, Jr.
Deborah M. Cardillo		Robert J. McCarthy, Jr.
Corporate Secretary		President and Chief Executive Officer